EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/08/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S DELIVERS ANOTHER STRONG MONTH;
MAY GLOBAL COMPARABLE SALES UP 5.1%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 5.1% in May.  Comparable sales increases by segment were as follows:

•	U.S. increased 2.8%
•	Europe increased 7.6%
•	Asia/Pacific, Middle East and Africa increased 6.4%

    "May's strong performance tells us that customers around the world continue to choose McDonald's for the convenience, menu choice, quality and value we offer.  Our focus on the customer and alignment around the Plan to Win are driving our ongoing success," said Chief Executive Officer Jim Skinner.
    McDonald’s U.S. business momentum continued with May comparable sales increasing 2.8%.  The national introduction of the new McCafé espresso-based coffees and popularity of classic menu favorites contributed to the month’s result as the Company lapped last year’s successful launch of the Southern Style Chicken Biscuit and Sandwich.
    In Europe, strong performance in the U.K., France, Germany and Russia drove comparable sales up 7.6%.  European customers continue to respond to daypart expansion, menu variety and everyday affordability initiatives.
    Comparable sales rose 6.4% in Asia/Pacific, Middle East and Africa primarily due to Australia, where a focus on relevant menu offerings and convenience have delivered sustained strong sales momentum.  The segment’s results also benefited from positive comparable sales in Japan, but were partly offset by China.
    Systemwide sales for McDonald’s worldwide restaurants declined 0.4% for the month, due to the negative impact of foreign currency translation.  In constant currencies, Systemwide sales were up 7.0%.  Foreign currency exchange rates remain volatile and, accordingly, are expected to continue to negatively impact results.  If foreign currency exchange rates continue to approximate current levels, the estimated negative translation impact on earnings per share is expected to be $0.08 to $0.09 in the second quarter and about $0.20 for the year.

    In addition, second quarter earnings are expected to include $0.02 to $0.03 per share of income due to the developmental license transaction in Indonesia and incremental income related to the sale of Redbox Automated Retail, LLC.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended May 31,	2009	2008	Reported	Currency
McDonald's Corporation	5.1	7.7	(0.4)	7.0
Major Segments:
U.S.	2.8	4.3	3.8	3.8
Europe	7.6	9.6	(7.3)	9.9
APMEA*	6.4	9.7	5.7	10.4

Year-To-Date May 31,
McDonald's Corporation	5.0	7.0	(1.4)	6.9
Major Segments:
U.S.	4.5	3.0	5.5	5.5
Europe	5.2	9.8	(11.3)	7.4
APMEA*	5.9	9.2	4.3	9.8
* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In May 2009, this calendar shift/trading day adjustment consisted of one less Thursday and one more Sunday compared with May 2008.  The resulting adjustment varied by area of the world, ranging from approximately -0.4% to +1.4%.

Upcoming Communication
    McDonald’s tentatively plans to release second quarter results before the market opens on July 23, 2009 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.

    McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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